FOR IMMEDIATE RELEASE                             NR10-21

DYNEGY PROVIDES ADDITIONAL INFORMATION IN RESPONSE TO
SENECA FILINGS

Dynegy’s Board of Directors Recommends Stockholders Vote FOR the Merger Agreement with Blackstone at November 17, 2010 Special Meeting of Stockholders

HOUSTON – October 26, 2010 – Dynegy Inc. (NYSE: DYN) today sent the following letter to its stockholders reiterating the recommendation of the Dynegy Board of Directors that they vote FOR the proposal to adopt the merger agreement with an affiliate of The Blackstone Group L.P. at Dynegy’s November 17, 2010 Special Meeting of Stockholders:

October 26, 2010

Dear Stockholders:

I am writing to you today to directly respond to points contained in recent Securities and Exchange Commission filings made by a Dynegy stockholder who is saying it opposes the acquisition of Dynegy by an affiliate of The Blackstone Group L.P. for $4.50 per share in cash.  As Dynegy’s Special Meeting of Stockholders on November 17, 2010 approaches, it is important that all stockholders understand the facts about their company and the Blackstone transaction when considering, and voting upon, a proposal to adopt the merger agreement with Blackstone.

THE DYNEGY BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO ADOPT THE MERGER AGREEMENT WITH BLACKSTONE

As Dynegy has previously communicated:

•	No transaction other than the Blackstone proposal materialized over Dynegy’s two-year evaluation of strategic alternatives;
•	The Board concluded that asset sales would not create stockholder value and that there is significant risk associated with a stand-alone strategy; and
•	Despite the broad solicitation of potentially interested parties during the 40-day “go-shop” period, no party made a proposal, much less one that was superior to the Blackstone offer.

Your Board believes this transaction is in the best interest of Dynegy’s stockholders because it provides immediate, certain and fair value for your shares while reducing the considerable downside risk facing Dynegy if the Blackstone transaction is not approved and completed. Your Board recommends that stockholders vote FOR the proposal to adopt the merger agreement on the enclosed WHITE proxy card today.

DON’T BE MISLED BY THE MISCONCEPTIONS BEING PROPAGATED BY SENECA CAPITAL

Seneca Capital recently filed preliminary proxy materials with the SEC to solicit proxies against the Blackstone transaction.  Dynegy cautions stockholders to carefully consider Seneca’s materials and its underlying motivations.

Seneca may have many reasons to take a risk on a deal that our other stockholders do not have.  Dynegy does not know all of Seneca’s interests in this situation.  What Dynegy does know is that Seneca has not been a significant long-term holder of Dynegy stock.   In fact, Seneca’s public filings showed an ownership position of less than 1% before the Blackstone transaction was announced.  Perhaps indicating Seneca’s true beliefs as to Dynegy’s future prospects, Seneca sold approximately 700,000 shares at $2.93 per share on August 12, 2010, the day before Blackstone made its offer public.  Blackstone’s offer represents a 54% premium to Seneca's sale of these shares.  Clearly Seneca has believed – within the last two and a half months – that $4.50 per share is adequate, as it sold shares of Dynegy stock below that price.  Seneca continues to be an active trader in the stock.  Just weeks before Seneca came out against the Blackstone transaction, Seneca sold about 500,000 shares of Dynegy stock in one day.

Seneca has purchased the vast majority of its position since the announcement of the Blackstone transaction.  Our stockholders should ask themselves about the motivations of Seneca for accumulating such a large position following the announcement of the Blackstone transaction, especially when taking into account Seneca’s sales of Dynegy stock immediately prior to the announcement.  For example, while Seneca reported in its Schedule 13D, filed with the SEC on October 7, 2010, that it holds over-the-counter European-style call options, providing the right to purchase 1,986,900 and 904,100 shares of Dynegy common stock, respectively, at an exercise price of $1.00 per share as of January 21, 2011, we do not know what other Dynegy-related securities Seneca might own, including our debt securities and credit default swaps.  We also do not know whether Seneca has structured trades that would create additional value for Seneca by capitalizing on and profiting from a failed transaction with Blackstone.  Dynegy believes Seneca’s interests are NOT aligned with those of all Dynegy stockholders.

Seneca has made misleading statements with regard to valuing the Blackstone transaction. As an experienced investor, Seneca should be aware that investors in this industry do NOT usually employ percent-of-replacement value as a means of valuing a company. The Blackstone offer of $4.50 per share compares favorably when measured under traditional financial analysis techniques, such as comparable market transactions and discounted cash flow analyses.

SENECA APPEARS TO BE SUPPORTING RECKLESS STRATEGIES THAT ARE NOT IN THE BEST INTEREST OF DYNEGY AND ITS STOCKHOLDERS

Seneca contends that the $4.50 per share merger consideration does not take into account the potential for future higher electricity prices.  While Dynegy believes the long-term fundamentals of the energy market remain intact, the anticipated timing to realize the upside of the sector has been significantly delayed due to the recession and the significant decline in energy prices driven by the large quantities of gas being developed. Forward natural gas prices have declined steadily over the past two years and have continued to fall since the Blackstone transaction was announced.  Currently, there is no near-term recovery in sight for natural gas prices, and the abundance of gas appears to be a long-term driver of prices.  Seneca may be willing to roll the dice on a quick recovery in energy markets; however, Dynegy believes that its current financial position coupled with current commodity prices and forward price curves make such a strategy reckless and contrary to the best interest of Dynegy and its stockholders.

Seneca contends that Dynegy’s stock price underperformed its peers immediately before Dynegy agreed to the Blackstone transaction.  What Seneca fails to mention, is that Dynegy conducted a thorough review over the past TWO years to maximize value for its stockholders.  Furthermore, Dynegy’s stock price is highly correlated with natural gas prices, which have fallen dramatically over that period and Dynegy’s substantially higher leverage than its peer companies magnifies the sensitivity of Dynegy’s stock price to declining natural gas prices as compared to its peer companies.  Seneca fails to take this into account.  Seneca also fails to recognize that over the timeframe it referenced in its filings, Dynegy’s total enterprise value fell only 1.7% versus the average of Dynegy’s peer group, which fell 2.6%; Dynegy did not “underperform” its peers during this timeframe.  Seneca may be willing to wager on natural gas prices turning around and, by extension, Dynegy’s stock price and future; however, Dynegy believes such a strategy is reckless and not in the best interest of Dynegy and its stockholders.

Seneca contends that Dynegy could pursue a sale of the four natural gas-fired assets proposed to be sold to NRG Energy, Inc. (the “NRG transaction”) on a stand-alone basis, without the Blackstone transaction.  Your Board concluded that such a sale would not create stockholder value.  In fact, such an asset sale would result in the loss of Dynegy’s existing $1.9 billion credit facility, exacerbating Dynegy’s liquidity challenges.  If Dynegy executed the NRG asset sale itself, Dynegy’s projected negative cash flow would increase by approximately $400 million so that the total projected negative cash flow would be $1.5 billion over the next five years.  Seneca has not offered Dynegy stockholders any go-forward plan to address these very real and pressing liquidity issues.  Seneca may be willing to bet that asset sales are a realistic path to solving Dynegy’s liquidity challenges; however, Dynegy believes such a strategy is reckless and not in the best interest of Dynegy and its stockholders.

SENECA APPEARS TO BE MISREPRESENTING THE FACTS SURROUNDING THE MERGER AGREEMENT WITH BLACKSTONE

Seneca contends that management has a conflict of interest in advocating for the transaction with Blackstone.  While Dynegy management believes that the Blackstone transaction is the best alternative for stockholders, it is the Dynegy Board, not the Dynegy management team that approved the merger agreement and is recommending Dynegy stockholders vote FOR the proposal to adopt the merger agreement.  Management, in addition to having equity interests in Dynegy that align its interest in maximizing stockholder value with those of Dynegy’s stockholders, currently has no arrangement in place to continue with Dynegy if the Blackstone transaction is completed nor to rollover its equity into the company once it is private.  Further, to avoid the appearance of any potential conflict of interest that may attend to a more traditional going private transaction in which management participates, I determined early on that I would not continue with the company if it were acquired by Blackstone.  Dynegy’s management does have standard change in control plans that were approved by Dynegy’s Board and have been in place and publicly disclosed for several years, and are consistent with similarly situated public companies’ plans. As described in the definitive proxy statement, Dynegy's Board reviewed the potential payments under these plans and concluded they were reasonable and would not affect the advice from, or work performed by, management.

Seneca also has criticized management for its communications around the consequences of the Blackstone transaction not being approved and subsequently completed.  We admit that we have taken an increasingly urgent tone in our materials, and have done so for various important reasons, including:

-	Commodity prices have deteriorated further since your Board approved the Blackstone transaction, increasing our forecasted negative cash flows through 2015 by nearly 50%.
-
Misinformation regarding the viability of certain stand-alone strategies – namely, the possibility of a dividend and the ability to create value for stockholders through asset sales – has been propagated through various reports and media channels.

-	We feel compelled to correct these reports so that you, our stockholders, will have accurate and complete information on which to base your decision regarding the Blackstone transaction.

Seneca contends that a termination fee of $50 million is excessive, implying it hinders another bidder from making an offer for Dynegy.  Based on an enterprise value that takes into account Dynegy’s outstanding debt, which is how a potential acquirer would value Dynegy given its substantial leverage, the $50 million post-“go-shop” termination fee translates to 1.1% of total enterprise value, which would not be a hindrance for a potential party interested in acquiring Dynegy.  Moreover, what Seneca fails to mention is that prior to entering into the Blackstone transaction, for over TWO years Dynegy, together with its financial advisors, solicited interest from 16 potential acquirers or merger partners.  During that period, potential acquirers did not have to take into account any termination fee.  Notwithstanding that process, NO transaction other than the Blackstone transaction materialized.  Additionally, the Board negotiated a 40-day “go-shop” period with Blackstone during which, and following the announcement of the Blackstone transaction, Dynegy’s financial advisors contacted 42 parties, and Dynegy signed confidentiality agreements with eight parties.  Seneca had the ability to make an offer during the 40-day “go-shop” and did not submit a bid, let alone sign a confidentiality agreement.  During the “go-shop” period, the termination fee represented only 0.5% of total enterprise value.  Despite the broad solicitation of potentially interested parties, no party made a proposal, much less one that was superior to the Blackstone offer.

IF THE BLACKSTONE TRANSACTION IS NOT APPROVED,
DYNEGY’S STOCK PRICE COULD TRADE AT OR BELOW
THE PRE-ANNOUNCEMENT STOCK PRICE OF $2.78 PER SHARE

Contrary to what Seneca would have you believe, the downside risks to Dynegy of not obtaining stockholder approval and subsequently completing the transaction with Blackstone are significant and real.  Since August, when the Dynegy Board reached its conclusion that the risks associated with an independent strategy outweigh the potential benefits of continuing as a stand-alone company, those risks have only increased.  Most significantly, commodity prices have continued to deteriorate.  Using September commodity pricing, Dynegy’s total projected negative cash flow has increased from the $1.1 billion using June commodity pricing to $1.6 billion over the next five years.

If the Blackstone transaction is not approved by stockholders at the upcoming Special Meeting and subsequently completed, Dynegy may be forced to restructure using one or a combination of several options, including issuing equity or equity-linked securities or selling assets.  As a result, Dynegy’s stockholders could lose not only the significant and immediate cash value inherent in Blackstone’s premium offer, but could also face potential dilution and further loss on their investment as a result of any such subsequent restructuring activities.

In this scenario, Dynegy’s stock could trade at or below its pre-announcement stock price of $2.78 per share.  Natural gas prices have fallen approximately 7% and the stock prices of Dynegy’s peers have fallen on average approximately 2% since August 12, 2010, the day before the announcement of the Blackstone transaction – which could imply a 65% loss in value when compared to Blackstone’s binding cash offer of $4.50 per share.

In contrast, Dynegy believes Blackstone’s cash offer of $4.50 per share provides Dynegy stockholders with full, fair and immediate value and is in the best interest of Dynegy and its stockholders.

YOUR VOTE IS IMPORTANT –
PLEASE VOTE FOR THE BLACKSTONE TRANSACTION TODAY

Your vote is extremely important, no matter how many or how few shares you own.  The affirmative vote of holders of a majority of Dynegy’s outstanding shares is required to approve the proposal to adopt the merger agreement.  Failing to vote has the same effect as a vote against the proposal to adopt the merger agreement.  Please take a moment to vote FOR the proposal to adopt the merger agreement today – by telephone, by Internet or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided.  Please discard any gold proxy cards you receive from Seneca Capital and vote the WHITE proxy card today.

For more information, please see Dynegy’s definitive proxy statement, which was filed with the SEC on October 4, 2010; an Investor Presentation that was filed with the SEC on October 5, 2010 and an update to that Investor Presentation that was filed with the SEC on October 19, 2010; and letters to stockholders that were filed with the SEC and issued as press releases on October 6, 2010 and October 19, 2010, respectively.  Dynegy urges all Dynegy stockholders to review the definitive proxy statement and other materials as they contain important detailed information about the merger agreement and the reasons why Dynegy’s Board approved the merger agreement.

If you have any questions or need assistance voting your shares, please contact MacKenzie Partners, Inc., Dynegy’s proxy solicitor, by calling toll-free at (800) 322-2885 or (212) 929-5500 (call collect) or by e-mailing dynegy@mackenziepartners.com.

Thank you for your support.

Sincerely,

/s/      Bruce A. Williamson

Bruce A. Williamson
Chairman, President and CEO

If you have any questions, require assistance in voting your shares, or need additional copies of Dynegy’s proxy materials, please call MacKenzie Partners at the phone numbers listed below.

[Missing Graphic Reference]

 105 Madison Avenue
New York, NY 10016
dynegy@mackenziepartners.com
(212) 929-5500 (call collect)
Or
TOLL-FREE (800) 322-2885

About Dynegy Inc.

Through its subsidiaries, Dynegy Inc. produces and sells electric energy capacity and ancillary services in key U.S. markets. The power generation portfolio consists of approximately 12,200 megawatts of baseload, intermediate and peaking power plants fueled by a mix of natural gas, coal and fuel oil. For more information, please visit www.dynegy.com.

Cautionary Statement Regarding Forward-Looking Statements

This release contains statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as "forward-looking statements". All statements included or incorporated by reference in this release, other than statements of historical fact, that address activities, events or developments that we or our management expect, believe or anticipate will or may occur in the future are forward-looking statements. These statements represent our reasonable judgment on the future based on various factors and using numerous assumptions and are subject to known and unknown risks, uncertainties and other factors that could cause our actual results and financial position to differ materially from those contemplated by the statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate", "estimate", "project", "forecast", "plan", "may", "will", "should", "expect" and other words of similar meaning. In particular, these include, but are not limited to, statements relating to the following: (i) the timing and anticipated benefits to be achieved through our 2010-2013 company-wide cost savings program; (ii) beliefs and assumptions relating to liquidity, available borrowing capacity and capital resources generally; (iii) expectations regarding environmental matters, including costs of compliance, availability and adequacy of emission credits, and the impact of ongoing proceedings and potential regulations or changes to current regulations, including those relating to climate change, air emissions, cooling water intake structures, coal combustion byproducts, and other laws and regulations to which we are, or could become, subject; (iv) beliefs about commodity pricing and generation volumes; (v) anticipated liquidity in the regional power and fuel markets in which we transact, including the extent to which such liquidity could be affected by poor economic and financial market conditions or new regulations and any resulting impacts on financial institutions and other current and potential counterparties; (vi) sufficiency of, access to and costs associated with coal, fuel oil and natural gas inventories and transportation thereof; (vii) beliefs and assumptions about market competition, generation capacity and regional supply and demand characteristics of the wholesale power generation market, including the potential for a market recovery over the longer term; (viii) the effectiveness of our strategies to capture opportunities presented by changes in commodity prices and to manage our exposure to energy price volatility; (ix) beliefs and assumptions about weather and general economic conditions; (x) beliefs regarding the U.S. economy, its trajectory and its impacts, as well as Dynegy’s stock price; (xi) projected operating or financial results, including anticipated cash flows from operations, revenues and profitability; (xii) beliefs and expectations regarding the Plum Point Project; (xiii) expectations regarding our revolver capacity, credit facility compliance, collateral demands, capital expenditures, interest expense and other payments; (xiv) our focus on safety and our ability to efficiently operate our assets so as to maximize our revenue generating opportunities and operating margins; (xv) beliefs about the outcome of legal, regulatory, administrative and legislative matters; (xvi) expectations and estimates regarding capital and maintenance expenditures, including the Midwest Consent Decree and its associated costs; and (xvii) uncertainties associated with the proposed merger of Dynegy and an affiliate of Blackstone (the “Merger”),  including uncertainties relating to the anticipated timing of filings and approvals relating to the Merger and the sale by an affiliate of Blackstone of certain assets to NRG Energy, Inc. (the "NRG Sale"), the outcome of legal proceedings that have been or may be instituted against Dynegy and/or others relating to the Merger and/or the NRG Sale, the expected timing of completion of the Merger and the NRG Sale, the satisfaction of the conditions to the consummation of the Merger and the NRG Sale and the ability to complete the Merger and the NRG Sale.

Any or all of our forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond our control.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the Merger, Dynegy filed a definitive proxy statement with the SEC on October 4, 2010, and commenced mailing the definitive proxy statement and form of proxy to the stockholders of Dynegy. BEFORE MAKING ANY VOTING DECISION, DYNEGY'S STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Dynegy’s stockholders are able to obtain, without charge, a copy of the definitive proxy statement and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. Dynegy’s stockholders are also able to obtain, without charge, a copy of the definitive proxy statement and other relevant documents by directing a request by mail or telephone to Dynegy Inc., Attn: Corporate Secretary, 1000 Louisiana Street, Suite 5800, Houston, Texas 77002, telephone: (713) 507-6400, or from Dynegy’s website, http://www.dynegy.com.

PARTICIPANTS IN THE SOLICITATION

Dynegy and its directors and officers may be deemed to be participants in the solicitation of proxies from Dynegy’s stockholders with respect to the Merger. Information about Dynegy’s directors and executive officers and their ownership of Dynegy’s common stock is set forth in the proxy statement for Dynegy’s 2010 Annual Meeting of Stockholders, which was filed with the SEC on April 2, 2010. Stockholders may obtain additional information regarding the interests of Dynegy and its directors and executive officers in the Merger, which may be different than those of Dynegy’s stockholders generally, by reading the definitive proxy statement filed with the SEC on October 4, 2010 and other relevant documents regarding the Merger when filed with the SEC.

CONTACT:

Media: David Byford, 713-767-5800 Judy Wilkinson / Matt Sherman Joele Frank, Wilkinson Brimmer Katcher 212-355-4449	Analysts: Laura Hrehor, 713-507-6466 Mark Harnett / Bob Marese MacKenzie Partners, Inc. 212-929-5500